Exhibit 3.1

FIRST AMENDMENT TO TESSERA TECHNOLOGIES, INC.

AMENDED AND RESTATED BYLAWS

Dated: May 12, 2010

Pursuant to the resolutions duly adopted by the Board of Directors of Tessera Technologies, Inc., a Delaware corporation (the “Company”), effective May 12, 2010, the Amended and Restated Bylaws of the Company (the “Bylaws”) are amended as follows.

Section 3.2 of the Bylaws is hereby amended by deleting the first sentence of Section 3.2 in its entirety and replacing it with the following: “The authorized number of directors shall be seven until changed by a proper amendment to this Section 3.2.”